Weil, Gotshal & Manges LLP 767 FIFTH AVENUE • NEW YORK, NY 10153-0119 (212) 310-8000 FAX: (212) 310-8007	AUSTIN BOSTON BRUSSELS DALLAS FRANKFURT HOUSTON LONDON MIAMI MUNICH PARIS PRAGUE PROVIDENCE SHANGHAI SILICON VALLEY SINGAPORE WARSAW WASHINGTON, D.C.

May 29, 2007

L-1 Identity Solutions, Inc.

177 Broad Street, 12th Floor

Stamford, CT 06901

Ladies and Gentlemen:

We have acted as counsel to L-1 Identity Solutions, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended, in connection with the registration of an additional 2,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company, issuable pursuant to awards under the L-1 Identity Solutions, Inc. 2008 Long-Term Incentive Plan (the “Plan”) and 1,614,902 shares of Common Stock previously authorized for awards under the L-1 Identity Solutions, Inc. 2005 Long-Term Incentive Plan that were registered on Form S-8 filed by the Company with the Securities and Exchange Commission on May 17, 2007. The Company is carrying the previously registered shares forward onto the current Form S-8 Registration Statement because the shares previously issuable under the 2005 Long-Term Incentive Plan will now be available for awards under the Plan. This opinion letter relates solely to the 2,000,000 shares of Common Stock not previously registered and issuable by the Company pursuant to the Plan (the “Shares”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company; (ii) the Amended and Restated By-Laws of the Company; (iii) the Registration Statement; (iv) the Plan and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity of original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares being registered pursuant to the Registration Statement have been duly authorized and, when issued and delivered in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of a copy of this opinion letter as an exhibit to the Registration Statement.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP

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